Exhibit 10.3
Oportun Financial Corporation
Performance-Based RSU Award Grant Notice
(2019 Equity Incentive Plan)
Oportun Financial Corporation (the “Company”) has awarded to you (the “Participant”) the number of performance-based restricted stock units (“Performance-Based Restricted Stock Units”) specified and on the terms set forth below in consideration of your services (the “PSU Award”). Your PSU Award is subject to all of the terms and conditions as set forth herein in this Performance-Based PSU Award Grant Notice (“Grant Notice”), the Performance-Based Award Agreement (the “Agreement”), the Vesting Terms of Performance-Based Restricted Stock Unit Grant (“Vesting Terms”), attached hereto as Exhibit A, and the Company’s 2019 Equity Incentive Plan (the “Plan”), all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:
Date of Grant:
Target Number of Performance-Based Restricted Stock Units: Maximum Number of Performance-Based Restricted Stock Units:	156% of the Target Number of Performance-Based Restricted Stock Units

Vesting Schedule:    The number of Performance-Based Restricted Stock Units subject to this PSU Award in which you may vest will depend upon the achievement of specified criteria and your uninterrupted Continuous Service, as set forth in the Vesting Terms and the Plan. Subject to the provisions of the Vesting Terms, in the event your Continuous Service is interrupted or terminated for any or no reason before you vest in the Performance-Based Restricted Stock Units, the Performance-Based Restricted Stock Units and your right to acquire any shares of Common Stock thereunder will terminate upon the termination of your Continuous Service.
Issuance Schedule:    One share of Common Stock will be issued for each Performance-Based Restricted Stock Unit which vests at the time set forth in Section 5 of the Agreement.
Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:
    The PSU Award is governed by this Grant Notice, and the provisions of the Agreement, the Vesting Terms, and the Plan, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice, the

Agreement and the Vesting Terms (together, the “PSU Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.
    You have read and are familiar with the provisions of the Plan, the PSU Award Agreement and the Prospectus. In the event of any conflict between the provisions in the PSU Award Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.
    The PSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this PSU Award.

Oportun Financial Corporation

By:    ______________________________
Signature
Title:    _____________________________
Date:    _____________________________

Participant:

___________________________________
Signature

Date:    _____________________________
Attachments: Performance-Based Award Agreement (PSU Award), Vesting Terms of Performance-Based Restricted Stock Unit Grant (Exhibit A), and 2019 Equity Incentive Plan

Oportun Financial Corporation
2019 Equity Incentive Plan
PERFORMANCE-BASED AWARD AGREEMENT (PSU Award)
As reflected by your Performance-Based RSU Award Grant Notice (“Grant Notice”), Oportun Financial Corporation (the “Company”) has granted you a PSU Award under its 2019 Equity Incentive Plan (the “Plan”) for the number of Performance-Based Restricted Stock Units as indicated in your Grant Notice (the “PSU Award”). The terms of your PSU Award as specified in this Performance-Based Award Agreement (PSU Award) (the “Agreement”), the Grant Notice, and the Vesting Terms of Restricted Stock Unit Grant (“Vesting Terms”), attached hereto as Exhibit A, constitute your “PSU Award Agreement.” Defined terms not explicitly defined in this Agreement but defined in the Grant Notice, the Vesting Terms, or the Plan shall have the same definitions as in the Grant Notice, Vesting Terms, or Plan, as applicable.
The general terms applicable to your PSU Award are as follows:
1.Governing Plan Document. Your PSU Award is subject to all the provisions of the Plan, including but not limited to the provisions in:
(a) Section 6 of the Plan regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your PSU Award;
(b) Section 9(e) regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the PSU Award; and
(c) Section 8(c) regarding the tax consequences of your PSU Award.
Your PSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the PSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.
2.Grant of the PSU Award. This PSU Award represents your right, subject to your satisfaction of the vesting conditions set forth in the Vesting Terms, to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of Performance-Based Restricted Stock Units indicated in the Grant Notice, subject to Section 4. Any additional Performance-Based Restricted Stock Units that become subject to the PSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Performance-Based Restricted Stock Units covered by your PSU Award.
3.Dividends. You may become entitled to receive payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares of Common Stock to be issued in respect of the Performance-Based Restricted Stock Units covered by your PSU Award. Any such dividends or distributions shall be subject to the same forfeiture restrictions as apply to the Performance-Based Restricted Stock Units and shall be paid at the same time that the corresponding shares are issued (or cash payment is made, as applicable) in respect of your vested Performance-Based Restricted Stock Units, provided, however that to the extent any such dividends or distributions are paid in shares of Common Stock, then you will automatically be granted a corresponding number of additional Performance-Based Restricted Stock Units subject to the PSU Award (the “Dividend Units”), and further provided that such Dividend Units shall be subject to the same forfeiture restrictions and restrictions on transferability, and same timing requirements for issuance of shares, as apply to the Performance-Based Restricted Stock Units subject to the PSU Award with respect to which the Dividend Units relate.
4.Withholding Obligations.
(a) As further provided in Section 8 of the Plan, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the U.S. federal, state, local and/or non-U.S. tax or social insurance withholding obligations, if any, which arise in connection with your PSU Award (the “Withholding Taxes”) in accordance with the withholding procedures established by the Company. The Company, in its sole discretion and pursuant to such procedures as it (or the Committee, as applicable) may specify from time to time, may permit or require you to satisfy such Withholding Taxes, in whole or in part (without limitation), if permissible by Applicable Law, by: (i) causing you to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the PSU Award having a fair market value equal to the minimum amount that is necessary to meet the withholding requirement for such Withholding Taxes (or such greater amount as you may elect if permitted by the Company (or the Committee, as applicable), if such greater amount would not result in adverse financial accounting consequences); (iii) selling a sufficient number of such shares of Common Stock issued or otherwise issuable to you in connection with the PSU Award, through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Withholding Taxes (or such greater amount as you may elect if permitted by the Company (or the Committee, as applicable), if such greater amount would not result in adverse financial accounting consequences); (iv) withholding cash from an award granted to you under the Plan settled in cash; (v) withholding payment from any amounts otherwise payable to you; (vi) by allowing you to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (vi) such other means the Company (or the Committee, as applicable) deems appropriate. Unless the Withholding Taxes are satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the PSU Award. In the event the withholding obligation of the Company arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
5.Date of Issuance.

(a) Any Performance-Based Restricted Stock Unit that vests will be settled by the sixtieth (60th) day following the vesting date, subject to any delay required by subsection (b) below. In no event will you be permitted, directly or indirectly, to specify the taxable year of payment of any Performance-Based Restricted Stock Units payable under the PSU Award.
(b) If you are a U.S. taxpayer, the payment of shares vesting pursuant to this PSU Award Agreement (including without limitation any discretionary acceleration) shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A of the Code and any state law of similar effect (collectively, “Section 409A”). The prior sentence may be superseded in a future agreement or amendment to this PSU Award Agreement only by direct and specific reference to such sentence. Notwithstanding anything in the Plan or this PSU Award Agreement or any other agreement (whether entered into before, on or after the Date of Grant), if the vesting of the balance, or some lesser portion of the balance, of the Performance-Based Restricted Stock Units is accelerated in connection with your “separation from service” within the meaning of Section 409A, as determined by the Committee, other than due to your death, and if (x) you are a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of your separation from service and (y) the payment of such accelerated Performance-Based Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to you on or within the six (6) month period following your separation from service, then the payment of such accelerated Performance-Based Restricted Stock Units will not be made until the date six (6) months and one (1) day following your separation from service, except in the case of your death following your separation from service, in which case, the Performance-Based Restricted Stock Units will be paid in shares to your estate as soon as practicable following your death. It is the intent of this PSU Award Agreement that your PSU Award will be exempt from, or comply with, the requirements of Section 409A so that none of the Performance-Based Restricted Stock Units provided under the PSU Award Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to be so exempt or to so comply. Each payment payable under the PSU Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). To the extent necessary to comply with Section 409A, references to termination of your Continuous Service, termination of your employment, Qualifying Termination, or similar phrases will be references to your “separation from service” within the meaning of Section 409A. In no event will the Company have any responsibility, liability, or obligation to reimburse or indemnify you, or hold you harmless for any tax imposed or other costs incurred as a result of Section 409A. The Company will deliver to you a number of shares of the Company’s Common Stock equal to the number of vested Performance-Based Restricted Stock Units subject to your PSU Award, including any additional Performance-Based Restricted Stock Units received pursuant to Section 3 above that relate to those vested Performance-Based Restricted Stock Units in accordance with this Section 5.
6.Transferability. Except as otherwise provided in the Plan, your PSU Award is not transferable, except by will or by the applicable laws of descent and distribution.
7.Corporate Transaction. Your PSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.
8.No Liability for Taxes. As a condition to accepting the PSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the PSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the PSU Award and have either done so or knowingly and voluntarily declined to do so.
9.Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of the PSU Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of the PSU Award Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
10.Other Documents. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.
11.Questions. If you have questions regarding these or any other terms and conditions applicable to your PSU Award, including a summary of the applicable federal income tax consequences please see the Prospectus.

EXHIBIT A

VESTING TERMS OF RESTRICTED STOCK UNIT GRANT

Certain capitalized terms used herein are defined in Section G. below. Capitalized terms used but not defined in this Exhibit A will have the meanings assigned to them in the Performance-Based RSU Award Grant Notice to which this Exhibit A is attached (“Grant Notice”) and the Performance-Based Award Agreement (PSU Award) attached to the Grant Notice (the “Agreement,” and together with the Grant Notice and this Exhibit A, the “PSU Award Agreement”) or the Company’s 2019 Equity Incentive Plan (the “Plan”).

A.    General. Vesting of the Performance-Based Restricted Stock Units granted pursuant to the PSU Award Agreement is subject to both performance-based requirements (the “Performance Requirements”) and service-based vesting requirements (the “Service Requirements”) as described herein. Any Performance-Based Restricted Stock Units for which the Performance Requirements have been satisfied (or that no longer are subject to the Performance Requirements for any reason) are referred to herein as “Eligible Units.” The number of Eligible Units that will be eligible to satisfy the Service Requirements under this PSU Award Agreement will equal the product of (i) the Economic ROA Eligible Units (as defined below) multiplied by (ii) the Relative TSR Modifier determined under the table in Section C.2 below, with the result rounded to the nearest whole number.

B.    Maximum Number of Performance-Based Restricted Stock Units. Subject to any adjustments pursuant to Section 6 of the Plan, the maximum number of Performance-Based Restricted Stock Units that may vest under this PSU Award is equal to one hundred fifty-six percent (156%) of the Target Number of Performance-Based Restricted Stock Units set forth in the Grant Notice.

C.    Performance Requirements. The Performance Requirements will be based on the Company’s achievement of (i) Economic ROA during the Economic ROA Period and (ii) Relative TSR during the Relative TSR Period.

1.Economic ROA Goal. If Economic ROA during the Economic ROA Period is at least 0.71%, then a specified percentage of the Target Number of Performance-Based Restricted Stock Units set forth in the Grant Notice will become “Economic ROA Eligible Units” under this PSU Award Agreement as follows.

Economic ROA	Percent That Become Economic ROA Eligible Units
If Economic ROA is achieved at . . .	. . . Then the percentage of the Target Number of Performance-Based Restricted Stock Units that become Economic ROA Eligible Units is:*
1.53% or greater	125%
1.32%	100%
1.11%	75%
0.90%	50%
0.71%	25%
Less than 0.71%	0%

* Linear interpolation will apply for performance falling between two identified “bands” in the table above

2.Relative TSR Modifier. The Relative TSR Modifier will be determined based on how the Company TSR compares to the total shareholder return of the Indexed Companies during the Relative TSR Period (the “Relative TSR Modifier”).

a.    “Company TSR” will be determined by the Committee by comparing (x) the average of the closing prices of a share of Common Stock (“Share”) on the Nasdaq Global Select Market (or other primary exchange on which Shares are traded, if applicable, “Primary Exchange”) for each of the twenty (20) consecutive Trading Days starting with, and inclusive of, the TSR Start Date, to (y) the average of the closing prices of a Share on the Primary Exchange for each of the twenty (20) trailing consecutive Trading Days ending with, and inclusive of, the TSR Measurement Date (that is, the formula expressed as (y)/(x)-1). Company TSR will be expressed as a percent of increase (i.e., a positive percent) or decrease (i.e., a negative percent) as compared to the applicable starting average price in clause (x) in this subsection. For purposes of determining the prices under clauses (x) and (y) in subsection 1. above, the value of any dividends and other distributions by the Company will be determined by treating them as reinvested in additional Shares at the closing price on the applicable ex-dividend date.

If the Company TSR is. . .	. . . Then the Relative TSR Modifier is :*
P75+	125%
P65-P74	115%
P55-P64	110%
P45-P54	100%
P35-P44	90%
P25-P34	85%
<P25	75%

* Linear interpolation will apply for performance falling between two identified “bands” in the table above

Notwithstanding anything herein to the contrary, if Company TSR for the Relative TSR Period is negative, then the Relative TSR Modifier shall not exceed at 100%.

D.    Certification.

1.Economic ROA Certification. The Committee will determine and certify in writing (the “Economic ROA Certification”), within forty-five (45) days following the last day of the Economic ROA Period, the Company’s achievement in Economic ROA for the Economic ROA Period. The date of each such Economic ROA Certification is referred to as the “Economic ROA Certification Date.” To the extent the Performance Requirement with respect to the Economic ROA is determined achieved by the Economic ROA Certification Date, the number of Performance-Based Restricted Stock Units corresponding to the percentage of the Target Number of Performance-Based Restricted Stock Units for which such Performance Requirement has been certified as achieved will become Economic ROA Eligible Units on the Economic ROA Certification Date. For the avoidance of doubt, if no Performance-Based Restricted Stock Units become Economic ROA Eligible Units, the Award will terminate in its entirety on the Economic ROA Certification Date.

2.Relative TSR Certification. The Committee will determine and certify in writing (the “Relative TSR Certification”), within forty-five (45) days following the last day of the Relative TSR Period, the Relative TSR Modifier. The date of each such Relative TSR Certification is referred to as the “Relative TSR Certification Date.” Upon the Relative TSR Certification Date, the Eligible Units will be determined and will equal the Economic ROA Eligible Units multiplied by the Relative TSR Modifier (rounded to the nearest whole number). Any Performance-Based Restricted Stock Units that have not become Eligible Units as of the Relative TSR Certification Date will be forfeited immediately and automatically upon the Relative TSR Certification Date and your right to acquire such Performance-Based Restricted Stock Units will terminate immediately.

E.    Service Requirements. In addition to achieving the Performance Requirements, vesting of the Performance-Based Restricted Stock Units is subject to satisfying the Service

Requirements. Under the Service Requirements, if any Performance-Based Restricted Stock Units become Eligible Units, then except as provided below, one hundred percent (100%) of such Eligible Units will be scheduled to vest on the Scheduled Vesting Date, subject to your remaining in Continuous Service through such Scheduled Vesting Date. For purposes of clarity, reference to vesting date under Section 5(a) of the Agreement means the first date on which the applicable Performance-Based Restricted Stock Unit satisfies the condition that constitutes the substantial risk of forfeiture under the PSU Award for purposes of Section 409A.

F.    Change in Control. Notwithstanding the foregoing Sections 2.C. through 2.E., while you remain in Continuous Service and while the Performance-Based Restricted Stock Units remain outstanding:

1.CIC During Performance Period.

a.    CIC Certification. If a CIC occurs during a Performance Period, then the then-uncompleted Performance Period will be shortened to end as of the CIC Measurement Date (the “Shortened Period”) and the Committee will complete the Economic ROA Certification or Relative TSR Certification, as applicable, to determine the extent of the applicable Performance Requirement achievement during the Shortened Period (the “CIC Certification”), as follows. The CIC Certification will be completed in lieu of any Certification that otherwise would have occurred upon completion of the original Performance Period as then in effect. Under the CIC Certification, Company TSR will be measured as provided in Section C.2. above, except that clause (y) therein will equal the amount (or value, as applicable) of the consideration payable, with respect to a Share, pursuant to the CIC to the Company’s stockholders (or the Company, as applicable, such as in the case of a CIC that results from the sale of Company assets), as determined by the Committee, in its sole discretion.

b.    Eligible Units In Connection With CIC. Provided that you remain in Continuous Service through the date of such CIC or as otherwise provided in Section G. below, the greater of (x) the number of Performance-Based Restricted Stock Units, if any, that the Committee determined may become Eligible Units pursuant to the CIC Certification, or (y) one hundred percent (100%) of the then-outstanding Performance-Based Restricted Stock Units will become Eligible Units as of immediately prior to the CIC. For purposes of clarity, as of immediately prior to the CIC, any such Eligible Units will be considered no longer subject to any performance-based vesting or performance goals. Any Performance-Based Restricted Stock Units that have not become Eligible Units as of immediately prior to the CIC will be forfeited immediately and automatically as of immediately prior to the CIC, such Performance-Based Restricted Stock Units will not vest or be eligible to vest in connection with the CIC pursuant to the Plan or otherwise, and your right to acquire any Shares subject to such Performance-Based Restricted Stock Units will terminate as of immediately prior to the CIC.

c.    Failure to Assume, Substitute or Continue in a CIC. In order to preserve the benefits provided or intended to be provided under the PSU Award Agreement, in the event of a CIC while you remain in Continuous Service with the Company, if this PSU Award is not assumed, continued, or substituted by a similar award, as provided in Section 6(c)

of the Plan, then one hundred percent (100%) of the Eligible Units, as determined pursuant to the CIC Certification, will accelerate vesting in full as of immediately prior to such CIC, and any remaining unvested Performance-Based Restricted Stock Units will be forfeited immediately and automatically as of such time and will not vest or be eligible to vest in connection with the CIC, and your right to acquire Shares subject to such Performance-Based Restricted Stock Units will terminate as of immediately prior to the CIC.

2.CIC After Performance Period. If a CIC occurs after the last day of a Performance Period, then prior to such CIC, the Committee will complete the Economic ROA Certification or Relative TSR Certification, as applicable to such Performance Period, pursuant to Section D. above. For purposes of clarity, any Performance-Based Restricted Stock Units that fail to become Eligible Units in connection with the previous sentence will be forfeited immediately and will not be eligible to vest in connection with the CIC pursuant to the Plan or otherwise.

G.    Qualifying Termination.

1.Inapplicability of Severance Policy to PSU Award. To the extent you are a “Participant” (as defined in the Severance Policy) under the Severance Policy and while the Severance Policy is in effect, any severance benefit providing for vesting set forth in the Severance Policy that otherwise would apply to the Performance-Based Restricted Stock Units under this PSU Award will be superseded by the terms set forth herein. This Section G. may be superseded in a future agreement or amendment to the PSU Award Agreement only by direct and specific reference to this Section under the PSU Award Agreement.

2.During CIC Period. If a Qualifying Termination occurs during the CIC Period, then subject to subsection 3 below, one hundred percent (100%) of any then unvested Eligible Units will accelerate vesting in full (but with respect to any Qualifying Termination that occurs during the Pre-CIC Period, after giving effect to any CIC Certification, if applicable). For purposes of clarity, if such Qualifying Termination occurs during the Pre-CIC Period, then subject to subsection 3. below, the unvested Eligible Units will remain outstanding and unvested until ninety (90) days following the date of the Qualifying Termination (or if earlier, a CIC), solely to determine whether any CIC will occur within the Pre-CIC Period (and if applicable, complete any CIC Certification) in order to facilitate the vesting acceleration described in the immediately preceding sentence; provided that, if a CIC does not occur during such ninety (90) day period, then any then unvested Eligible Units will be forfeited immediately and automatically upon expiration of such period without having vested and never will become vested, and your right to acquire any Shares subject to such Eligible Units also will terminate upon expiration of such period.

3.Conditions. As a condition to vesting and payment of any Eligible Units pursuant to this Section G., you must (a) execute, deliver, and allow to become effective, a general release of all claims against the Company and its affiliates in a form provided by the Company (the “Release”) within the time frame provided for in the Release (not to exceed sixty (60) days following the date of the Qualifying Termination, including any revocation period); (b) resign from all officer and director positions with the Company and its affiliates (unless otherwise requested by the Company); and (c) comply with your obligations under any applicable confidentiality, intellectual property assignment, and restrictive covenant agreement between the Company (or an affiliate of the Company) and you, or similar obligation you owe to the Company (your “Confidentiality Agreement”).

4.Protected Activity Not Prohibited. You understand that nothing in this PSU Award Agreement will in any way limit or prohibit you from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. You further understand that Protected Activity does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in your Confidentiality Agreement that conflicts with, or is contrary to, this subsection (a) is superseded by this PSU Award Agreement. Finally, nothing in this PSU Award Agreement constitutes a waiver of any rights you may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”). For purposes of clarity, nothing in this PSU Award Agreement will be interpreted to impair or limit your participation in any legally protected activities, such as (i) forming, joining, or supporting labor unions, (ii) bargaining collectively through representatives of employees’ choosing, (iii) discussing wages, benefits, or terms and conditions of employment, and (iv) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of you or the Company’s other current or former employees, to the extent such activities are protected by Section 7 of the NLRA.

H.    Certain Definitions. For purposes of this Exhibit A, the following capitalized terms will have the following meanings:

1.“Cause” means one or more of the following, as determined by the Committee in its sole discretion: (a) your habitual neglect of or willful failure to perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness); (b) your commission of any act of dishonesty, illegal conduct or willful misconduct that results in (or might have reasonably resulted in) material harm to the Company or its affiliates, or is intended to result in substantial personal enrichment; (c) your embezzlement, misappropriation, or fraud, whether or not related to your employment with the Company; (d) your failure to cooperate with the Company in any investigation or formal proceeding initiated by a governmental authority or otherwise approved by the Board or the Audit Committee of the Board; (e) your conviction of or plea of guilty or nolo contendere to felony criminal conduct or material misconduct involving moral turpitude; (f) your material breach of any obligation or duty under any written employment or other agreement between the Company and you, including any material violation of your Proprietary Information and Inventions Agreement with the Company; or (g) any material failure by you to comply with the Company’s written policies or rules, as they may be in effect from time to time, including related to sexual harassment or sexual misconduct. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, you will have thirty (30) days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

2.“CIC” means the first Corporate Transaction to occur after the Date of Grant that also qualifies as a Change in Control.

3.“CIC Measurement Date” means a date, determined by the Committee, in its sole discretion, that is within the consecutive, ten (10) day period ending with the estimated date of the CIC, as determined by the Committee, in its sole discretion.

4.“CIC Period” means the period beginning on (and inclusive of) the date that is ninety (90) days prior to the consummation of a CIC and ending on the date that is twelve (12) months following the consummation of such CIC, provided that, in order for a Qualifying Termination that occurs prior to a CIC to be considered to occur during the CIC Period, a Definitive Agreement must be in effect as of the date of such Qualifying Termination.

5.“Definitive Agreement” means a definitive agreement entered into by the Company, as may be amended from time to time, pursuant to which the completion of the transactions contemplated thereunder will constitute a CIC.

6.“Economic ROA” means, for the Economic ROA Period, the percentage equal to the Company’s annualized net income, divided by Company’s total assets, determined in accordance with generally accepted accounting principles; provided, however, that such calculation shall exclude the mark-to-market impacts from (a) fair value loans receivables, (b) fair value asset backed notes, and (3) the derivative asset related to Pathward, as reported on the Company’s balance sheet within Other Assets.

7.“Economic ROA Period” means the one (1) year period covering the [_________] calendar year.

8.“Good Reason” means the occurrence of any of the following events or conditions without your written consent: (a) a material adverse change in your title (solely in the case of the CEO), authority, duties or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law); (b) a material diminution in your base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions; (c) the Company’s requirement that you relocate your primary work location to a location that increases your one-way commute by more than twenty-five (25) miles; or (d) any material breach by the Company or any successor or affiliate of its obligations to you under any material provision on any agreement between you and the Company. You must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without your written consent within thirty (30) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from you. Any resignation for Good Reason following such thirty (30) day cure period must occur no later than the date that is ninety (90) days following the initial occurrence of one of the foregoing events or conditions without your written consent.

9.“Indexed Companies” means each company listed in the Russell 3000 Index as of the beginning of the Relative TSR Period and were also components of such index as of the beginning of the Relative TSR Period.

10.“Pre-CIC Period” means any portion of the CIC Period occurring prior to the consummation of the CIC.
11.“Qualifying Termination” means a termination of your employment with the Company either (x) by the Company without Cause and other than due to your death or Disability, or (y) by you for Good Reason.

12.“Relative TSR” means, for the Relative TSR Period, the Company’s TSR relative to the total shareholder return for the Indexed Companies.

13.“Relative TSR Period” means the three (3) year period covering calendar years [_________] through [_________].

14.“Scheduled Vesting Date” means [_________].

15.“Severance Policy” means the Company’s Executive Severance and Change in Control Policy, as may be amended from time to time.

16.“TSR Measurement Date” means [_________].

17.“TSR Start Date” means [_________].

18.“Trading Day” means a day that the Primary Exchange is open for trading.

I.    Clawback Policy; Applicable Laws. This PSU Award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws (the “Clawback Policy”). The Committee may require you to forfeit, or return to the Company, or reimburse the Company for, all or a portion of the PSU Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with applicable laws, including without limitation any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section I. specifically is mentioned and waived in a written agreement with the Company or other written document authorized by the Committee or the Board, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right you may have to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any affiliates of the Company.

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